UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

CANNABIS SCIENCE, INC.

(Exact name of registrant as specified in charter)

Nevada	000-28911	91-1869677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19800 MacArthur Blvd., Suite #300 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

1-888-263-0832

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 3, 2017 Cannabis Science, Inc. (the “Company”), entered into a Collaborative Research Agreement (the “Agreement”) with Dana-Farber Cancer Institute, Inc., (the “Institute”) a Massachusetts not-for-profit corporation, having its principal offices at 450 Brookline Avenue, Boston, MA 02215.

Pursuant to the Agreement the Institute has developed know-how and expertise in the treatment of cancer and the Company would like to collaborate with the Institute to develop and investigate the use of Cannabinoids to cure various cancers and obtain from the Institute data and certain rights to inventions that are developed during research funded by the Company.

To the degree that the Project is successful, it is contemplated that Research Results shall be expeditiously disseminated to the public through joint publications. Authorship shall be based on contributions to the Project, in accordance with academic standards and customs, and proper acknowledgment for each party’s contribution shall be made in any presentation or publication reporting Research Results.

Each Party has disclosed and shall retain ownership of their respective intellectual property (“IP”). All rights, title and interest in and to any Inventions conceived and reduced to practice jointly by the Company and the Institute hereby (“Joint Inventions”) shall be jointly owned by the Company and the Institute. Patent applications with respect to Joint Inventions shall be filed according to the provisions of the agreement.

The term of the Agreement is for one year. In consideration for this Agreement and performance of the Research, the Company has paid the Institute Two Hundred and One Thousand and Six Hundred and Fifty-Six dollars (US) ($201,656).

Each Party shall have the right to seek additional third party funding for the Research and in the case of the Company, for commercialization of all Inventions derived as a result of the Agreement and both parties shall mutually agree on the terms and conditions (outside of the terms of the Agreement) for any third party research funding.

Item 8.01 Other Events

In a press release issued on January 6, 2017, the Company incorrectly referenced the entity Dana-Faber / Harvard Cancer Center (DF/HCC) with whom it had signed the Agreement. Dana-Farber Cancer Institute, Inc. is the correct entity the Company has signed the agreement with and that is working collaboratively with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS SCIENCE, INC.

Date: January 9, 2017	By:	/s/ Raymond C. Dabney
Raymond C. Dabney, President & C.E.O.

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